Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-177917 of BioAmber Inc. on Form S-1 of our report dated November 4, 2011 related to the financial statements of BioAmber SAS as of and for the periods ended September 30, 2010, June 30, 2010 and June 30, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern), appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Associés

Deloitte & Associés

Neuilly-sur-Seine, France

May 3, 2012